Exhibit 99.1

T2 Biosystems Reports Fourth Quarter and Full-Year 2017 Financial Results and Business Update

Quarterly Product Revenue Up 125% Year-Over-Year and 76% Over the Prior Quarter

LEXINGTON, Mass., March 6, 2018 (GLOBE NEWSWIRE) — T2 Biosystems, Inc. (NASDAQ:TTOO) an emerging leader in the development and commercialization of innovative medical diagnostic products for critical unmet needs in healthcare, announced today operating highlights and financial results for the fourth quarter and year ended December 31, 2017.

Fourth Quarter Business and Financial Performance Highlights:

•	Reported fourth quarter total revenue of $1.7 million, exceeded the high end of guidance and increased 87% year-over-year and was up 55% sequentially.

•	Fourth quarter product revenue of $1.3 million, grew 125% year-over-year and was up 76% sequentially.

•	Secured contracts in the fourth quarter with seven new hospitals, including two for the use of T2Bacteria® under a Research Use Only (RUO) program and one for a T2Bacteria contract in the EU.

•	Increased targeted high-risk patients at newly contracted hospitals by 45,000, ahead of the 30,000 high-risk patients targeted in the prior quarter.

•	Discussions with the U.S. Food and Drug Administration (FDA) continue to be positive and productive regarding market clearance of the T2Bacteria Panel. The current timeline now suggests a more typical 6 to 9 month approval process which would lead to market clearance in the second quarter of 2018.

•	Presented data at the Association for Molecular Pathology Conference highlighting the clinical value of the T2Bacteria Panel by comparing the improved specificity and sensitivity of T2Bacteria to commonly used blood culture.

•	Concluded pre-clinical work on the proprietary T2Lyme Panel and remain on track to commence the FDA clinical trial in the first half of 2018.

Full-Year Operational and Financial Performance Highlights:

•	Grew 2017 product revenue 100% to $3.4 million and total revenue 15% to $4.7 million.

•	Expanded the total worldwide installed base to 67 instruments covering 157 hospitals in the United States and Europe, providing access to an estimated 495,000 high risk patients that could be tested with the T2Candida and T2Bacteria Panels.

•	Obtained the European CE Mark to market T2Bacteria Panel outside of the U.S. and filed a 510(k) application with the FDA for market clearance of the T2Bacteria Panel in the U.S.

•	Continued progress growing the number of customer success stories in 2017 by presenting 19 posters or presentations at a number of leading industry conferences highlighting the attributes, benefits, and potential use of the T2Dx® Instrument, and the T2Candida and T2Bacteria Panels.

•	Announced a number of new partnerships including a partnership with the Centers for Disease Control and Prevention (CDC) to use the T2Dx Instrument for detecting the superbug Candida auris and a second partnership with Cidara to use the T2Dx Instrument with the T2Candida Panel as a means of facilitating patient enrollment in Cidara’s Phase 3 clinical trial.

•	Successfully closed an equity financing raising $20.1 million in gross proceeds that will fund commercial expansion and continued research and development of T2 Biosystems’ pipeline.

“2017 was a productive year for T2, and we achieved a number of significant milestones that set the table for what we believe will be an exciting year for the Company,” said John McDonough, president and chief executive officer of T2 Biosystems. “We completed the T2Bacteria Panel FDA filing for market clearance in the United States, grew product revenue over 100%, expanded and reshaped our commercial infrastructure, closed two exciting new partnerships — including one with the CDC for the detection of the Candida auris superbug and closed a $20.1 million gross equity financing. Perhaps most importantly, we continued to see real world presentations, publications and stories from our customers that support the significant value our products can bring to patients and the healthcare system.”

Fourth Quarter Financial Results:

Revenues were $1.7 million, a 55% increase over last quarter’s revenues of $1.1 million and an 87% increase over last year’s fourth quarter revenues of $910,000 and 42% over the high range of guidance.

Product revenues, primarily T2Candida Panel and T2Dx Instrument sales, were $1.3 million, a 76% increase over last quarter’s product revenues of $739,000 and a 125% increase over last year’s fourth quarter product revenues of $579,000.

Research revenues were $325,000 compared to $369,000 last quarter and $331,000 in last year’s fourth quarter.

Costs and expenses, excluding cost of product revenue, were $9.8 million, a decrease of 14% over last quarter’s costs and expenses of $11.4 million and a 16% decrease over last year’s fourth quarter costs and expenses of $11.7 million. Costs and expenses were 14% less than the low range of guidance. The company is seeking to reduce research and development spending as it increases commercial sales activities.

Operating margins were a loss of $14.5 million, a 17% increase over last quarter’s $12.4 million operating margin loss and a 12% increase over last year’s fourth quarter operating margin loss of $12.9 million. The company adjusted the carrying value of T2 owned T2Dx Instruments and incurred a non-cash charge of $2.4 million.

Weighted average shares outstanding were 35.9 million this quarter compared to 31.4 million last quarter and 30.5 million in last year’s fourth quarter.

Anticipated Events:

The company provides the following guidance for first quarter 2018:

Total revenue in the first quarter 2018 is expected to be in the range of $1.3 million to $1.6 million. First quarter 2018 product revenue is expected to be in the range of $.9 million to $1.1 million.

The company expects to close at least 6 new contracts in the first quarter, which include at least 6 new placements of T2Dx Instruments that provide access to a minimum of 35,000 high risk patients.

Operating expenses, excluding cost of product revenue, for the first quarter 2018 are projected to be in the range of $10.7 million to $11.1 million including non-cash stock based compensation and depreciation expenses of $1.8 million.

Going forward, with the T2Bacteria clinical trial completed and as the company continues to focus on commercial revenue growth, operating expenses in Q2 and for the remainder of the year are expected to be in the range of $9.0 million to $10.0 million, a net reduction of approximately 20%.The reduction in expenses is not expected to impact the company’s investment in sales and support of revenue growth, and it is believed will allow the company to fully fund its product development pipeline.

The company expects to provide full-year 2018 financial guidance upon FDA clearance of the T2Bacteria Panel.

Conference Call

Management will host a conference call today with the investment community at 4:30 p.m. Eastern Time to discuss the financial results and other business developments. Interested parties may access the live call via telephone by dialing 1-877-407-9208 (U.S.) or 1-201-493-6784 (International). To listen to the live call via T2 Biosystems’ website, go to www.t2biosystems.com, in the Investors/Events & Presentations section. A webcast replay of the call will be available following the conclusion of the call, also in the Investors/Events & Presentations section of the website.

About T2 Biosystems

T2 Biosystems is dedicated to saving lives and reducing the cost of healthcare by empowering clinicians to effectively treat patients faster than ever before. T2 Biosystems is focused on addressing critical unmet needs in healthcare starting with sepsis, one of the deadliest and most expensive conditions in hospitals today. The T2Sepsis Solution is a unique approach that combines the standard of care for the management of sepsis patients with T2 Biosystems’ products, including the T2Dx Instrument and T2Candida Panel, and the T2Bacteria Panel, which is commercially available in Europe and other countries that accept the CE mark and available for research use only in the U.S. Powered by the proprietary T2 Magnetic Resonance technology, or T2MR®, the T2Sepsis Solution is proven to deliver better patient care and greater cost savings. Hospital customer experience has demonstrated faster time to effective treatment, shortened ICU and hospital lengths of stay, reduced use of unnecessary antifungals, and millions of dollars in savings. T2 Biosystems has an active pipeline of future sepsis products including additional species and antibiotic resistance, as well as tests for Lyme disease and hemostasis. For more information, please visit www.t2biosystems.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding additional patients, timing of testing patients, anticipated product benefits, strategic priorities, product expansion or opportunities, growth expectations or targets, timing of FDA filings or clearances and anticipated operating expenses, as well as statements that include the words “expect,” “intend,” “plan”, “believe”, “project”, “forecast”, “estimate,” “may,” “should,” “anticipate,” and similar statements of a future or forward looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, (i) any inability to (a) realize anticipated benefits from commitments, contracts or products; (b) successfully execute strategic priorities; (c) bring products to market; (d) expand product usage or adoption; (e) obtain customer testimonials; (f) accurately predict growth assumptions; (g) realize anticipated revenues; (h) incur expected levels of operating expenses; or (i) increase the number of high-risk patients at customer facilities; (ii) failure of early data to predict eventual outcomes; (iii) failure to make or obtain anticipated FDA filings or clearances within expected time frames or at all; or (iv) the factors discussed under Item 1A. “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the U.S. Securities and Exchange Commission, or SEC, on March 15, 2017, and other filings the company makes with the SEC from time to time. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While the company may elect to update such forward-looking statements at some point in the future, unless required by law, it disclaims any obligation to do so, even if subsequent events cause its views to change. Thus, no one should assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date of this press release.

Media Contact:

Amy Phillips, Feinstein Kean Healthcare

amy.phillips@fkhealth.com

412-327-9499

Investor Contact:

Chris Brinzey, Westwicke Partners

chris.brinzey@westwicke.com

339-970-2843